Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
QUEST DIAGNOSTICS INCORPORATED

The present name of the corporation is Quest Diagnostics Incorporated. The corporation was incorporated under the name “Corning Lab Services Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 12, 1990. This Restated Certificate of Incorporation of the corporation only restates and integrates and does not further amend the provisions of the corporation’s Certificate of Incorporation, as heretofore amended or supplemented, and there is no discrepancy between the provisions of the Certificate of Incorporation, as heretofore amended or supplemented, and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation, as heretofore amended or supplemented, is hereby integrated and restated to read in its entirety as follows:

1. Name. The name of the Corporation is Quest Diagnostics Incorporated.

2. Address. The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, 19808, County of New Castle. The name of the Registered Agent at such address is Corporation Service Company.

3. Corporate Purpose. The purpose of the Corporation is (i) to own and operate medical, clinical, industrial and research laboratories, and (ii) to research, manufacture, design, construct, use, buy, sell, lease, hire and deal in and with articles and property of all kinds, to render services of all kinds, and (iii) generally to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. Capitalization. The total number of shares which the Corporation may henceforth have is 610,000,000, of which 10,000,000 shares are to have a par value of $1.00 each and 600,000,000 shares are to have a par value of $0.01 each, which shares shall be classified as follows:

10,000,000 shares, of the par value of $1.00 each, are to be Series Preferred Stock; and

600,000,000 shares, of the par value of $0.01 each, are to be Common Stock.

The relative voting, dividend, liquidation and other rights, preferences and limitations of the shares of each class are as follows:

I. The Preferred Stock may be issued from time to time in one or more series, each such series to have the number of shares and designation, and the shares of each such series to have such relative rights, preferences or limitations, as the Board of Directors, subject to the limitations prescribed by law or provided herein, may from time to time fix, before issuance, by filing an appropriate certificate (“Certificate of Designation”) with the Secretary of State pursuant to the General Corporation Law of the State of Delaware. The authority of the Board of

Directors with respect to each series shall include, but not be limited to, the fixing of the following:

(a) The number of shares to constitute the series and the distinctive designation thereof;

(b) The dividend rate on the shares of the series; whether dividends shall be cumulative, and, if so, from what date or dates;

(c) Whether or not the shares of the series shall be redeemable and, if redeemable, the terms upon which the shares of the series may be redeemed and the premium, if any, over and above the par value thereof and any dividends accrued thereon which the share of the series shall be entitled to receive upon the redemption thereof;

(d) Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(e) Whether or not the shares of the series shall be convertible into shares of any class or classes of stock of the Corporation, with or without par value, or of any other series of the same class and, if convertible, the conversion price or prices or the rate at which such conversion may be made and the method, if any, of adjusting the same;

(f) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

(g) The restrictions, if any, on the payment of dividends upon, and the making of the distributions to any class of stock ranking junior to the shares of the series, and the restrictions, if any, on the purchase or redemption of the shares of any such junior class;

(h) Whether the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and

(i) Any other relative rights, preferences and limitations of the series.

II. Holders of shares of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the rates fixed by the Board of Directors for the respective series, before any dividends shall be declared and paid, or set apart for payment, on any other class of stock of the Corporation ranking junior to the Preferred Stock either as to dividends or assets, with respect to the same dividend period.

III. Whenever, at any time, dividends on the then outstanding Preferred Stock as may be required by the terms of the certificate creating the series representing the shares outstanding shall have been paid or declared and set apart for payment on the then outstanding Preferred Stock and after complying with all the provisions with respect to any retirement or sinking fund or funds for any series of Preferred Stock, the Board of Directors may, subject to the provisions of any certificate creating any series of Preferred Stock with respect to the payment of dividends on any other class or classes of stock, declare and pay dividends on the Common Stock, and the Preferred Stock shall not be entitled to share therein.

IV. Upon any liquidation, dissolution or winding-up of the Corporation, after payment if any is required, shall have been made in full to the Preferred Stock as provided in any certificate creating any series thereof, but not prior thereto, the Common Stock shall, subject to the respective terms and provisions, if any, of any such certificate, be entitled to receive any and all assets remaining to be paid or distributed, and the Preferred Stock shall not be entitled to share therein.

V. No holder of Common Stock or any series of Preferred Stock shall, as such holder, have any preemptive or preferential right of subscription to any stock of any class of the Corporation or to any obligations convertible into any such stock or to any right of subscription to, or to any warrant or option for, the purchase of any stock, other than such, if any, as the Board of Directors of the Corporation in its discretion may determine from time to time.

VI. The holders of the Common Stock shall have the right to vote on all questions to the exclusion of all other classes of stock, except as by law expressly provided or as otherwise expressly provided with respect to the holders of any other class or classes of stock.

5. Directors.

(a) The business and affairs of the Corporation shall be managed by a Board of Directors consisting of not less than three nor more than twelve persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors; and such exact number shall be six unless otherwise determined by a resolution so adopted by a majority of the entire Board of Directors. As used in this Certificate of Incorporation, the term “entire Board of Directors” means the total authorized number of directors which the Corporation would have if there were no vacancies.

As of the Distribution Date (as defined in the Transaction Agreement dated as of November 22, 1996 among Corning Incorporated, Corning Life Sciences Inc., the Corporation, Covance and Corning Clinical Laboratories Inc. (Michigan) (the “Distribution Date”), the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1998 Annual Meeting of Stockholders, the term of office of the second class to expire at the 1999 Annual Meeting of Stockholders, and the terms of office of the third class to expire at the 2000 Annual Meeting of Stockholders. Commencing with the 1998 Annual Meeting of Stockholders, directors elected to succeed those directors whose terms have thereupon expired shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. Notwithstanding the foregoing, at the 2014 Annual Meeting of Stockholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2015 Annual Meeting of Stockholders of the Corporation; at the 2015 Annual Meeting of Stockholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2016 Annual Meeting of Stockholders of the Corporation; and at each annual meeting of stockholders of the Corporation thereafter, the directors shall be elected for terms expiring at the next succeeding annual meeting of stockholders of the Corporation, with each director to hold office until his or her successor shall have been duly elected and qualified. Commencing with the 2016 Annual Meeting of Stockholders of the Corporation, the classification of the Board of Directors shall cease.

(b) Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, vacancies on the Board of Directors resulting from a newly created directorship, death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by the affirmative vote of a majority of the remaining directors of the entire Board of Directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the next Annual Meeting of Stockholders of the Corporation (or, if so elected prior to the 2016 Annual Meeting of Stockholders of the Corporation, until the next election of the class for which such directors shall have been chosen) and until his successor is elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

(c) Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by this Paragraph 5 unless expressly otherwise provided by the resolution or resolutions providing for the creation of such series.

(d) Until the 2016 Annual Meeting of Stockholders, subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, any director, or the entire Board of Directors, may be removed by the stockholders from office at any time prior to the expiration of his term of office, but only for cause, and only by the affirmative vote of the holders of record of outstanding shares representing a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

(e) Notwithstanding any other provision of this Certificate of Incorporation and subject to the other provisions of this Paragraph 5, the Board of Directors shall determine the rules and procedures that shall affect the Directors’ power to manage and direct the business and affairs of the Corporation. Without limiting the foregoing, the Board of Directors shall designate and empower committees of the Board of Directors, shall elect and empower the officers of the Corporation, may appoint and empower other officers and agents of the Corporation, and shall determine the time and place of, and the notice requirements for, Board meetings, as well as quorum and voting requirements for, and the manner of taking, Board actions.

6. Reserved.

7. Special Stockholder Meetings. Except as otherwise required by law, special meetings of the stockholders shall be called only by (a) the Board of Directors or (b) the Secretary, but only upon the written request of a stockholder or group of stockholders of record of the Corporation who own, as of the Stockholder Meeting Request Record Date (as defined below), at least fifteen percent (15%) in the aggregate of the Common Stock issued, outstanding and entitled to vote, who have owned that amount in a net long position continuously for at least one year, and who have complied in full with all of the requirements set forth in this Paragraph 7 and the Amended and Restated By-Laws of the Corporation (as amended and/or restated from time to time, the “Bylaws”) (such request, a "Stockholder Meeting Request"). The record date for determining stockholders entitled to make a Stockholder Meeting Request shall be requested pursuant to a notice given in writing by a stockholder of record by delivery to the Secretary at the corporation’s principal executive offices (which notice shall comply in all respects with this Paragraph 7 and the Bylaws) and fixed by the Board of Directors as set forth in the Bylaws (the “Stockholder Meeting Request Record Date”). Any disposition by a requesting party (as defined below) after the date of the Stockholder Meeting Request or after a request to fix a Stockholder Meeting Request Record Date, as the case may be, of any shares of Common Stock (or, in the case of a stockholder making a Stockholder Meeting Request or a request to fix a Stockholder Meeting Request Record Date on behalf of the beneficial owner of shares, any disposition by such beneficial owner of beneficial ownership of such shares) shall be deemed a revocation of the Stockholder Meeting Request and any request to fix a Stockholder Meeting Request Record Date, as the case may be, with respect to such shares.

For the purposes of this Paragraph 7, “net long position” shall be determined with respect to each stockholder making a Stockholder Meeting Request and each beneficial owner, if any, who is directing such stockholder to act on such owner’s behalf (each stockholder and owner, a “requesting party”) in accordance with the definition thereof set forth in Rule 14e-4 under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), provided that (x) for purposes of such definition, in determining such requesting party’s “short position,” the reference in Rule 14e-4 to “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be deemed to be the Stockholder Meeting Request Record Date, and the reference to the “highest tender offer price or stated amount of the consideration offered for the subject security” shall be deemed to refer to the closing sales price of the Common Stock on the New York Stock Exchange (or such other securities exchange designated by the Board of Directors if the Common Stock is not listed for trading on the New York Stock Exchange) on such Stockholder Meeting Request Record Date (or, if such date is not a trading day, the next succeeding trading day) and (y) the net long position of such requesting party shall be reduced by the number of shares as to which the Board of Directors determines that such requesting party does not, or will not, have the right to vote or direct the vote as of the Stockholder Meeting Request Record Date or as of the record date for determining stockholders entitled to vote at the special meeting to be called pursuant to the Stockholder Meeting Request, or as to which the Board of Directors determines that such requesting party has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

Whenever this Paragraph 7 or Paragraph 8 of this Certificate of Incorporation or any provision of the Bylaws requires one or more persons (including a record or beneficial owner of capital stock of the Corporation) to give or deliver any notice, request, consent (including any Consent (as defined below)), revocation, or any other documents or materials (the “Documents”) to the Corporation or any of its officers, directors, employees or agents, unless the Corporation consents or requests otherwise, such Documents shall be in writing and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and not by electronic transmission or any other means.

The Corporation shall not be required to accept delivery of any Document given by a stockholder or beneficial owner of capital stock of the Corporation pursuant to Paragraph 7 or Paragraph 8 or any provision of the Bylaws that is not (x) in written form and (y) delivered in accordance with the immediately preceding sentence. For the avoidance of doubt, with respect to any Document given by any such stockholder or beneficial owner to the Corporation pursuant to this Paragraph 7 or Paragraph 8 of this Certificate of Incorporation or any provision of the Bylaws, the Corporation expressly opts out of Section 116 of the General Corporation Law of the State of Delaware to the fullest extent permitted by law.

8. Action by Written Consent.

(a) Any action that is required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting and without a vote if a Consent or Consents setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in the manner required by Section 228 of the General Corporation Law of the State of Delaware and this Certificate of Incorporation (each such consent, a ”Consent”); provided, however, that no such action of stockholders in lieu of a meeting may be taken or authorized except in accordance with this Certificate of Incorporation, the Bylaws, and applicable law.

(b) In order for stockholders to authorize or take corporate action by consent in lieu of a meeting, a stockholder of record seeking to have stockholders authorize or take such action (a “Written Consent Requesting Stockholder”) shall deliver to the Secretary of the Corporation at its principal executive offices a written request containing the information required by this Paragraph 8 and the Bylaws (such request, a “Written Consent Request”). Stockholders shall not be entitled to authorize or take corporate action in lieu of a meeting unless the Corporation shall have first received Written Consent Requests from a stockholder or group of stockholders of record of the Corporation who own, as of the close of business on the date the first Written Consent Request is delivered to the Corporation (the “Written Consent Request Record Date”), at least fifteen percent (15%) in the aggregate of Common Stock issued, outstanding and entitled to vote and who have owned that position in a net long position continuously for at least one year (the “Requisite Percent”) in accordance with this Paragraph 8 and all other conditions and requirements under this Paragraph 8 and the Bylaws shall have been fully satisfied or complied with. For purposes of this Paragraph 8, “net long position” shall be determined with respect to each Written Consent Requesting Stockholder (and each beneficial owner, if any, who is directing such stockholder to act on such owner’s behalf in accordance with the definition thereof set forth in Rule 14e-4 under the Exchange Act; provided that (x) for purposes of such definition, in determining such Written Consent Requesting Stockholder’s (or beneficial owner’s) “short position,” the reference in Rule 14e-4 to “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be deemed to be the Written Consent Request Record Date, and the reference to the “highest tender offer price or stated amount of the consideration offered for the subject security” shall be deemed to refer to the closing sales price of the Common Stock on the New York Stock Exchange (or such other securities exchange designated by the Board of Directors if the Common Stock is not listed for trading on the New York Stock Exchange) on such Written Consent Request Record Date (or, if such date is not a trading day, the next succeeding trading day) and (y) the net long position of such Written Consent Requesting Stockholder (or such beneficial owner) shall be reduced by the number of shares as to which the Board of Directors determines that such Written Consent Requesting Stockholder (or such beneficial owner) does not, or will not, have the right to vote or direct the vote as of the Written Consent Request Record Date or the Written Consent Record Date (as defined below), or as to which the Board of Directors determines that such Written Consent Requesting Stockholder (or such beneficial owner) has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. Following the date on which the Corporation shall have received Written Consent Request(s) representing the Requisite Percent in accordance herewith (the “Written Consent Request Effective Time”), the Board of Directors shall, by the later of (i) twenty (20) days after the Written Consent Request Effective Time and (ii) five (5) days after delivery to the Corporation by any Written Consent Requesting Stockholder of any information requested by the Corporation to determine the validity of such Written Consent Request(s) (the later of the dates in the immediately preceding clauses (i) and (ii), the “Determination Outside Date”), determine the validity of such Written Consent Request(s) (including whether such Written Consent Requests were delivered in accordance with this Certificate of Incorporation and whether the proposed action is a proper matter for stockholder action under this Certificate of Incorporation) and, if appropriate, adopt a resolution fixing the record date for determining stockholders entitled to consent to the action(s) set forth in such Written Consent Request(s) (the “Written Consent Record Date”) (unless the Board of Directors shall have previously fixed such a Written Consent Record Date). The Written Consent Record Date shall be no more than ten (10) days after the date upon which the resolution fixing such record date is adopted by the Board of Directors and shall not precede the date upon which such resolution is adopted. If the Board of Directors determines that Written Consent Requests from Written Consent Requesting Stockholders representing the Requisite Percent have been validly delivered in accordance with this Certificate of Incorporation and relate to an action that may be effected by consent in lieu of a meeting pursuant to this Certificate of Incorporation, or if no such determination shall have been made by the Determination Outside Date, and in either event no Written Consent Record Date has been fixed by the Board of Directors, the Written Consent Record Date shall be the first date following the Determination Outside Date on which a signed Consent relating to the action taken or proposed to be taken by consent of stockholders in lieu of a meeting pursuant to the Written Consent Request is delivered to the Corporation in accordance with paragraph (g) of this Paragraph 8 and applicable law.

(c) Each Written Consent Requesting Stockholder shall include with his, her or its Written Consent Request written evidence reasonably satisfactory to the Corporation of his, her or its ownership of shares of Common Stock as of the Written Consent Request Record Date and continuous net long position as required by paragraph (b) of this Paragraph 8 (provided, however, that if any Written Consent Requesting Stockholder is not the beneficial owner of the shares as to which any Written Consent Request is made, then such Written Consent Request must also include documentary evidence reasonably satisfactory to the Corporation as to such ownership by the beneficial owner on whose behalf such request is made). Each Written Consent Requesting Stockholder (or the beneficial owner, if any, on whose behalf a Written Consent Request is made) must include with his, her or its Written Consent Request an agreement by such Written Consent Requesting Stockholder (or the beneficial owner, if any, on whose behalf a Written Consent Request is made) to solicit Consents in accordance with paragraph (e) of this Paragraph 8; provided that an agreement by one such Written Consent Requesting Stockholder

(or beneficial owner) shall be deemed to constitute such agreement on the part of all such Written Consent Requesting Stockholders. Each Written Consent Request must describe the action proposed to be taken by consent of stockholders in lieu of a meeting and contain all such information and representations, to the extent applicable, with respect to each Written Consent Requesting Stockholder (and each beneficial owner, if any, on whose behalf a Written Consent Request is made) and the proposed action of stockholders by consent in lieu of a meeting as would be required by the Bylaws to present any item of business (other than the election of directors) before a meeting of stockholders, as applicable, including, without limitation, a detailed summary of the proposed action to be taken (including the text of any resolutions to be adopted by written consent of stockholders and, if any resolution proposes to amend the Bylaws, the exact language of any such proposed amendment). The Corporation may require each Written Consent Requesting Stockholder to furnish such other information as may be requested by the Corporation to determine the validity of any Written Consent Request and whether any proposed action set forth in the Written Consent Request may be effected by consent of stockholders in lieu of a meeting under paragraph (d) of this Paragraph 8. In connection with an action or actions proposed to be taken by consent of stockholders in lieu of a meeting in accordance with this Paragraph 8 and applicable law, each Written Consent Requesting Stockholder shall further update and supplement the information previously provided to the Corporation in connection therewith so that it is true and correct (i) as of the Written Consent Record Date and (ii) as of each tenth day thereafter until the earlier of the date each action is duly adopted and the Consent Termination Date (as defined below), with such updated or supplemental information being delivered to the Secretary of the Corporation at its principal executive office in the manner required in this Paragraph 8 within five (5) business days after the date as of which the information is required to be updated or supplemented. Any Written Consent Requesting Stockholder may revoke his, her or its Written Consent Request at any time by written revocation delivered to the Secretary of the Corporation at the Corporation’s principal executive offices. Any disposition by a Written Consent Requesting Stockholder of any shares of capital stock of the Corporation entitled to consent to the action to which a Written Consent Request relates (or, in the case of a Written Consent Requesting Stockholder that has submitted a Written Consent Request on behalf of the beneficial owner of shares, a disposition by such beneficial owner of beneficial ownership of such shares) after the date of the Written Consent Request shall be deemed a revocation of his, her or its Written Consent Request with respect to such shares. If, at any time after the Written Consent Request Effective Time and before the Written Consent Certification Date (as defined below), the Written Consent Request(s) represent in the aggregate less than the Requisite Percent due to any revocation of a Written Consent Request or any deemed revocation of shares of Common Stock with respect to any such request, no Written Consent Record Date shall be fixed (and any Written Consent Record Date theretofore fixed shall be cancelled), and no action by consent of stockholders in lieu of a meeting as provided in such Written Consent Request(s) shall be taken pursuant thereto. In determining whether Written Consent Request(s) have been delivered by Written Consent Requesting Stockholders representing in the aggregate the Requisite Percent in accordance with this Paragraph 8, multiple Written Consent Requests delivered to the Secretary will be considered together only if each such Written Consent Request (x) identifies substantially the same purpose or purposes of the action proposed to be taken by consent of stockholders and substantially the same matters proposed to be taken by written consent of stockholders, as determined by the Board of Directors (which, if such purpose is the removal of one or more directors, will mean that each Written Consent Request includes an identical list of directors proposed to be removed by the action by consent of stockholders in lieu of a meeting that is the subject of the request), and (y) has been dated and delivered to the Secretary as provided herein on the Written Consent Request Record Date or within thirty (30) days thereafter.

(d) Stockholders shall not be entitled to act by consent in lieu of a meeting if (i) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) the Written Consent Request Effective Time occurs during the period commencing one hundred twenty (120) days prior to the first anniversary of the annual meeting of stockholders for the immediately preceding annual meeting and ending on the thirtieth (30th) calendar day after the first anniversary of the date of the immediately preceding annual meeting, (iii) an identical or substantially similar item (as determined by the Board of Directors, a “Similar Item”) was presented at any meeting of stockholders of the Corporation held not more than twelve (12) months before the Written Consent Request Record Date in respect of any Written Consent Request (provided that, for purposes of this clause (iii), an election of directors at any such meeting shall not be deemed to be a Similar Item with respect to any proposal to remove one or more directors), (iv) the action relates to a removal of directors occurring at any time within 90 days after any meeting of stockholders for the election of directors, (v) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a meeting of stockholders that has been called by the Written Consent Request Record Date in respect of a Written Consent Request but has not yet been held or that is called for a date within ninety (90) days after the Written Consent Request Effective Time, (vi) the Board of Directors calls an annual or special meeting of stockholders for purposes of presenting a Similar Item or solicits action by written consent of stockholders of a Similar Item pursuant to paragraph (i) of this Paragraph 8 or (vii) the Written Consent Request(s) otherwise giving rise to a Written Consent Request Effective Time were made in a manner that either did not comply with this Certificate of Incorporation, the Bylaws or involved a violation of Regulation 14A under the Exchange Act or other applicable law.

(e) Stockholders of the Corporation may take action by consent in lieu of a meeting only if consents are solicited by (i) the Board of Directors or (ii) the Written Consent Requesting Stockholder or group (or the beneficial owner(s), if any, on whose behalf any such Written Consent Requesting Stockholder is acting) seeking to take action by written consent of stockholders in accordance with this Paragraph 8, Regulation 14A of the Exchange Act (without reliance upon any exemption in Regulation 14A, including the exemption contained in clause (iv) of Rule 14a-1(l)(2) or Rule 14a-2(b) thereunder) (or any subsequent provisions replacing such act or regulations) and any other applicable law, from all holders of shares of capital stock of the Corporation entitled to give consent the proposed action.

(f) No Consent shall be effective to take the corporate action referred to therein unless such Consent is dated and delivered to the Corporation in accordance with this Paragraph 8 and applicable law and, within sixty (60) days after the first date on which a Consent is validly delivered in the manner required by paragraph (g) of this Paragraph 8 and applicable law (and in any event not later than one hundred and twenty (120) days after the Written Consent Record Date), Consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation. A Consent shall not be valid if it purports to provide (or if the person signing such Consent provides, through instructions to an agent or otherwise) that it will be effective at a future time or at a time determined upon the happening of an event.

(g) No Consents may be delivered to the Corporation until (i) sixty (60) days after the Written Consent Request Effective Time, or (ii) such later date as may be determined in good faith by the Board of Directors, which determination shall be conclusive and binding, in the event it concludes, consistent with its fiduciary duties, that additional time is required for stockholders to make an informed decision in connection with such Consent. Consents must be delivered to the Secretary at the principal executive offices of the Corporation. In the event of the receipt by the Corporation of one or more Consents, the Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by consent of stockholders in lieu of a meeting as the Secretary of the Corporation or such other officer deems necessary or appropriate to determine whether the stockholders of a number of shares of capital stock having the requisite voting power to authorize or take the action specified in Consents have given consent. The Board of Directors may appoint an independent person to serve as inspector (“Inspector”) to conduct the ministerial review referenced in the immediately preceding sentence, and such Inspector shall provide a report with respect to such review to the Corporation promptly upon the completion thereof. Subject to paragraph (h) of this Paragraph 8, if, after completion of the review required by this paragraph (g), the Secretary of the Corporation or such other officer as the Board of Directors shall have designated shall determine that the action purported to have been taken is duly authorized by the Consents, the Secretary or such other officer shall certify that fact on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. No action by consent of stockholders in lieu of a meeting shall be effective until such date as the Secretary or such other officer certifies to the Corporation that the Consents delivered to the Corporation in accordance with this paragraph (g) represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with the General Corporation Law, the Certificate of Incorporation and the Bylaws (the “Written Consent Certification Date”).

(h) If the Board of Directors shall determine, which determination shall be conclusive and binding, that any Written Consent Request or any proposed action by consent of stockholders in lieu of a meeting was not properly made or effected in accordance with this Certificate of Incorporation, the Bylaws or applicable law, including, without limitation, due to the fact that one or more Written Consent Requests or Consents were not delivered in compliance with the provisions of this Certificate of Incorporation, the Bylaws or applicable law regulating action by consent of stockholders in lieu of a meeting, then the Board of Directors shall not be required to fix a Written Consent Record Date and any such purported action by consent of stockholders in lieu of a meeting shall be null and void to the fullest extent permitted by applicable law. Nothing contained in this Paragraph 8 shall in any way be construed to suggest or imply that the Board of Directors of the Corporation or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, or to take any other action (including, without limitation, the commencement or prosecution of any action, suit or proceeding, or the defense of any litigation, with respect thereto, and the seeking of a declaratory judgment, injunctive relief or other remedy at law or in equity).

(i) Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Paragraph 8 or any related provisions of the Bylaws shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit action by consent of stockholders in lieu of a meeting in accordance with applicable law.

9. Bylaws. The Board of Directors shall have the right to make, alter or repeal the Bylaws of the Corporation, subject to the right of the stockholders of the Corporation to alter or repeal any Bylaw made by the Board of Directors.

10. Elections. The election of directors of the Corporation need not be by written ballot, unless the Bylaws of the Corporation otherwise provide.

11. Indemnification.

(a) To the fullest extent permitted by law, no director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.

(b) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action either in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, excise taxes pursuant to the Employee Retirement Income Security Act of 1974, as amended, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to be indemnified conferred in this Paragraph 11 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by the director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan), in advance of the final disposition of proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Paragraph or otherwise. The

Corporation may also provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(c) The indemnification provided by this Paragraph 11 shall not limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled, whether as a matter of law, under the By-Laws of the Corporation, by agreement, vote of the stockholders or disinterested directors of the Corporation or otherwise.

(d) If a claim under paragraph (b) of this Paragraph 11 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard or conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable standard of conduct.

(e) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

12. Amendment or Repeal. In addition to any other vote required by law or this Certificate of Incorporation (including any Certificate of Designation relating to a series of Preferred Stock), the affirmative vote of the holders of record of outstanding shares of capital stock of the Corporation representing at least a majority of the voting power of all the outstanding shares of capital stock of the Corporation shall be required to amend, alter or repeal, or adopt any provision of this Restated Certificate of Incorporation.

IN WITNESS WHEREOF, Quest Diagnostics Incorporated has caused this Restated Certificate of Incorporation to be executed by its duly authorized officer on this 14th day of August, 2024.
QUEST DIAGNOSTICS INCORPORATED

By: /s/ Sean D. Mersten
Sean D. Mersten
Vice President and Corporate Secretary
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